Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
August 16, 2023	Marisa Monte, Hines
marisa.monte@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES LOGISTICS CENTER IN COLUMBUS

100% Leased Distribution Center Underscores Hines’ Industrial Growth in the Midwest

(COLUMBUS, OH) – Hines, the global real estate investment, development, and property manager, announced that Hines Global Income Trust, Inc. (“HGIT”) has acquired I-70 Logistics Center located at 9157 Mink Street SW in Columbus, Ohio, a distribution center that is 100% leased to a third party logistics provider. With a diversified portfolio of global assets, this acquisition strengthens HGIT’s robust logistics sector allocation and expands its presence in the Midwest. HGIT has a $3.9 billion portfolio of commercial real estate investments that is more than 63% weighted toward the industrial and living sectors.

The Class A, 700,000-square-foot logistics center, completed this year, features 40-foot clear heights, 6000amp power, advanced robotics, ample car and trailer parking, and dual corner office buildouts. It is strategically located with easy access to two of the largest U.S. rail providers, reaching roughly 60% of the North American population within a one-day drive, and is poised to benefit from the recently announced Intel computer chip manufacturing facility to be built near Columbus.

“I-70 Logistics Center's strategic location in a strong submarket, supported by access to major highway arterials and a deep labor pool, makes it an attractive investment for HGIT,” said Alfonso Munk, Hines’ CIO of the Americas and president of HGIT. “Adding this Class A logistics product to our portfolio, which is well-positioned for continued growth, bolsters our portfolio in the Midwest and showcases our disciplined investment strategy.”

“We have studied the industrial market in Columbus at length, as it is one of the fastest-growing Midwest cities based on gross domestic product, job growth, and population,” said Will Renner, managing director at Hines. “We view Columbus as a key market for Hines’ growing industrial platform going forward.”

HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential. Ed Halaburt and Ross Bratcher of JLL Capital Markets represented the seller in the transaction.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a global real estate investment, development and property manager. The firm was founded by Gerald D. Hines in 1957 and now operates in 30 countries. We manage nearly $96B1 in high-performing assets across residential, logistics, retail, office, and mixed-use strategies. Our local teams serve 685 properties totaling nearly 216 million square feet globally. We are committed to a net zero carbon target by 2040 without buying offsets. To learn more about Hines, visit www.hines.com and follow @Hines on social media.
¹Includes both the global Hines organization and RIA AUM as of December 31, 2022

Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT's investments and any implementation can be overridden or ignored at HGIT's sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of this property and overall growth of the Columbus area, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the logistics sector, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.